Exhibit 99.1

LiqTech International Announces the Appointment of Joel Gay to its Board of Directors

BALLERUP, Denmark, Nov 1, 2018. LiqTech International, Inc. (NYSE AMERICAN: LIQT) (“LiqTech”), a clean technology company that manufactures and markets highly specialized filtration technologies, is pleased to announce the appointment of Joel Gay to its Board of Directors, effective today.

Mr. Gay most recently served as President and Chief Executive Officer of Energy Recovery from April 2015 to February 2018 and was a member of the company’s Board of Directors. Joel joined Energy Recovery in January 2012, holding several positions at the company, including Chief Financial Officer and Chief Strategy Officer. Prior to joining Energy Recovery, Joel held various roles at Aegion Corporation, most notably as the Chief Financial Officer of the North American division. Mr. Gay holds an MBA from the Booth School of Business at the University of Chicago. Mr. Gay also serves on the board of GDG Constructors as an Executive Director and Chair of the Audit Committee.

Sune Mathiesen, CEO of LiqTech, commented, “Joel joins our board at a time when LiqTech International is gaining significant market traction in the marine scrubber market and other new markets and applications for the company’s silicon carbide membrane systems and filters. Joel brings meaningful relevant experience in commercializing and scaling industrial technology businesses. We are pleased to have Joel join the board and look forward to his contributions.”

About LiqTech International, Inc.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology.

LiqTech’s products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. In particular, Provital Solutions A/S (www.provital.dk), the Company’s subsidiary, has developed a new standard of water filtration technology to meet the ever-increasing demand for higher water quality. By incorporating LiqTech’s SiC liquid membrane technology with its long-standing systems design experience and capabilities, it offers solutions to the most difficult water pollution problems.

For more information, please visit www.liqtech.com

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For Immediate Release

Company Contact:

Sune Mathiesen, Chief Executive Officer

LiqTech International

Phone: +45 5197 0908
sma@liqtech.com

Investor Contact:

Robert Blum

Lytham Partners, LLC

Phone: (602) 889-9700
liqt@lythampartners.com